Exhibit 99.1

News Announcement	For Immediate Release

For more information contact:

Omar Choucair

Chief Financial Officer

DG

972/581-2000

JoAnn Horne

Market Street Partners

415/445-3233

DG® REPORTS THIRD QUARTER 2010 RESULTS

—Revenues Increase 18% to $56.9 Million —

—Adjusted EBITDA Rises 24% to $26.0 Million —

—Diluted EPS Increases 55% to $0.34 per share —

Dallas, TX — November 4, 2010 — DG® (NASDAQ: DGIT), a leading provider of digital media services to the advertising, entertainment and broadcast industries, today reported record third quarter financial results. Consolidated revenue for the third quarter 2010 increased 18% to $56.9 million compared to $48.3 million in the same period of 2009. Third quarter adjusted EBITDA increased 24% to $26.0 million compared to $21.0 million for the same period of 2009.

“The Q3 results were driven by 59% growth in HD revenues, a result of both increasing demand from marketers and advertisers for HD spots, as well as accelerating HD adoption by the leading network and television broadcasters,” said Scott Ginsburg, Chairman and CEO of DG. “A solid start to the new television season and strong performance in the entertainment and automotive verticals surpassed Company expectations.”

“At the same time DG took steps to bring digital technology to the Direct Response advertising space, which is one of the last unconverted segments of the North America broadcast market,” said Neil Nguyen, President and Chief Operating Officer of DG.  “The Company acquired Matchpoint Media, a leader in the infomercial distribution market, and launched a dual edge server solution to address the specific needs of this market.  We made significant progress in leveraging this technology in our longform business, and are pleased with the success in transitioning our Pathfire  business to a retail model, signing a number of customer agreements in the quarter.”

Third quarter highlights include:

•                  Revenue growth of 18% compared to the year-earlier period.

•                  Adjusted EBITDA was $26.0 million, up 24% from the same period of 2009, which reported Adjusted EBITDA of $21.0 million.

•                  Revenue from the Company’s Internet media service division, Unicast, increased 31% from the year earlier period.

•                  As of September 30, 2010, the Company reported $91.7 million in cash and no debt.

•                  Revenue from the delivery of HD advertising content increased 59% to $24.7 million compared to $15.6 million in the same period of 2009.

•                  Net income was $9.9 million, or $0.34 per diluted share, compared to net income of $5.4 million, or $0.22 per diluted share in the same period of 2009.

•                  Non-GAAP net income was $12.8 million, or $0.44 per diluted share, compared to non-GAAP net income of $7.4 million, or $0.30 per diluted share in the same period of 2009.

•                  The Company acquired Matchpoint Media, a leader in the $5 billion Direct Response industry, on October 1, 2010 for $26 million in cash.

The Company recorded the following items during the third quarter including:

•                  A benefit of approximately $0.8 million related to the settlement of a vendor lawsuit, which reduced cost of revenues.

•                  Approximately $0.4 million in general and administrative expenses for costs related to certain ongoing securities claims.

•                  Approximately $0.5 million in general and administrative expenses for transaction related costs.

•                  Approximately $0.7 million in interest expense related to write down of the remaining deferred financing costs in connection with the Company’s termination of its revolving credit facility.

The Company recorded approximately $3.5 million of costs in general and administrative expenses for the nine months ended September 30, 2010 related to the settlement of a vendor lawsuit.

Q4 and Full Year 2010 Outlook

The Company expects revenues for the fourth quarter, ending December 31, to be approximately  $67 million to $69 million  and adjusted EBITDA to be approximately $29 million to $31 million.  For Full Year 2010 the Company expects revenues of $238 million to $240 million and adjusted EBITDA of approximately $107 to $109 million.   These estimates include the fourth quarter results from Matchpoint Media, which was acquired as of October 1, 2010.

“With industry leading technology and unmatched customer service,  paired with the financial strength driven by the solid free cash flow generated by the business model, we look forward to exploring strategic opportunities to expand value to customers and shareholders,” concluded Mr. Ginsburg.

The terms “Adjusted EBITDA” and “non-GAAP net income” are defined below.

Third Quarter 2010 Financial Results Webcast

The Company’s third quarter conference call will be broadcast live on the Internet at 8:30 a.m. ET on Thursday, November 4, 2010.  The webcast is open to the general public and all interested parties may access the live webcast on the Internet at the Company’s Web site at www.DGit.com.  Please allow 15 minutes to register and download or install any necessary software.

Non-GAAP Reconciliation, Adjusted EBITDA, Non-GAAP Net Income Definitions

In addition to providing financial measurements based on generally accepted accounting principles in the United States of America (GAAP), the Company has historically provided additional financial measures that are not prepared in accordance with GAAP (non-GAAP). Legislative and regulatory changes discourage the use of and emphasis on non-GAAP financial measures and require companies to explain why non-GAAP financial measures are relevant to management and investors. We believe that the inclusion of these non-GAAP financial measures in this press release helps investors to gain a meaningful understanding of our past performance and future prospects, consistent with how management measures and forecasts our performance, especially when comparing such results to previous periods or forecasts. Our management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. These measures are also used by management in its financial and operational decision-making. There are limitations associated with reliance on these non-GAAP financial measures because they are specific to our operations and financial performance, which makes comparisons with other companies’ financial results more challenging. By providing both GAAP and non-GAAP financial measures, we believe that investors are able to compare our GAAP results to those of other companies while also gaining a better understanding of our operating performance as evaluated by management.

The Company defines “Adjusted EBITDA” as net income, before interest, taxes, depreciation and amortization, share-based compensation, restructuring charges and benefits, and gains and losses on derivative instruments. The Company considers Adjusted EBITDA to be an important indicator of the Company’s operational strength and performance and a good measure of the Company’s historical operating trends.

Adjusted EBITDA eliminates items that are either not part of the Company’s core operations, such as gains and losses from derivative instruments, and net interest expense, or do not require a cash outlay, such as share-based compensation. Adjusted EBITDA also excludes depreciation and amortization expense, which is based on the Company’s estimate of the useful life of tangible and intangible assets. These estimates could vary from actual performance of the asset, are based on historical costs, and may not be indicative of current or future capital expenditures.

The Company defines “non-GAAP net income” as net income before amortization of intangible assets and share-based compensation expense.  “Non-GAAP net income” also excludes the one-time charges related to the early payoff of all outstanding indebtedness, specifically the loss recognized to terminate interest rate swap agreements and write-off of deferred loan fees.  All amounts excluded from “non GAAP net income” are reported net of the tax benefit these expenses provide.

The Company considers non-GAAP net income to be another important indicator of the overall performance of the Company because it eliminates the effects of events that are non-cash, or are not expected to recur as they are not part of our ongoing operations.

Adjusted EBITDA and non-GAAP net income should be considered in addition to, not as a substitute for, the Company’s operating income and net income, as well as other measures of financial performance reported in accordance with GAAP.

Reconciliation of Non-GAAP Financial Measures

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, the Company is presenting the most directly comparable GAAP financial measures and reconciling the non-GAAP financial measures to the comparable GAAP measures.

About DG

DG FastChannel®, Inc. (now known as DG) provides innovative technology-based solutions to the advertising, broadcast and publishing industries.  The Company serves more than 5,000 advertisers and agencies through a media distribution network of more than 28,000 radio, television, print and Web publishing destinations throughout the United States, Canada and Europe. DG utilizes satellite and internet transmission technologies, creative and production resources, digital asset management and syndication services that enable advertisers and agencies to work faster, smarter and more competitively. Through its Unicast, SourceEcreative, Treehouse and Springbox operating units, DG extends its benchmark of excellence to a wide roster of services ranging from custom rich media solutions and interactive marketing to direct response marketing and global creative intelligence.  For more information, visit www.DGit.com.

Forward-Looking Statements

This release contains forward-looking statements relating to the Company. These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected.  Such risks and uncertainties include the Company’s ability to integrate recent acquisitions and other risks relating to DG’s business which are set forth in the Company’s filings with the Securities and Exchange Commission.  DG assumes no obligation to publicly update or revise any forward-looking statements.

(Financial Tables Follow)

DG

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Revenues	$56,939	$48,268	$171,437	$133,403
Cost of revenues	18,135	16,913	54,477	52,975
Sales and marketing	3,291	3,174	9,868	9,022
Research and development	2,709	1,423	7,254	3,508
General and administrative	6,809	5,725	21,579	15,928
Operating expenses, excluding depreciation and amortization and share-based compensation	30,944	27,235	93,178	81,433
Adjusted EBITDA	25,995	21,033	78,259	51,970
Depreciation and amortization	7,115	6,893	21,496	19,527
Share-based compensation	1,235	1,092	3,463	3,390
Operating income	17,645	13,048	53,300	29,053
Write-off of deferred loan fees	713	—	2,875	266
Loss on interest rate swap termination	—	—	2,135	—
Other interest expense, net	9	2,378	2,235	9,335
Interest expense and other, net	722	2,378	7,245	9,601
Income before income taxes	16,923	10,670	46,055	19,452
Provision for income taxes	7,023	5,312	19,113	8,914
Net income	$9,900	$5,358	$26,942	$10,538

Earnings per share:
Basic	$0.35	$0.22	$0.99	$0.47
Diluted	$0.34	$0.22	$0.98	$0.46

Weighted average shares outstanding:
Basic	28,400	23,828	26,896	22,101
Diluted	28,666	24,308	27,274	22,557

DG

Reconciliation of GAAP Net Income to Non-GAAP Net Income and Adjusted EBITDA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Net income	$9,900	$5,358	$26,942	$10,538
Amortization of intangibles	3,027	2,930	9,080	8,790
Share-based compensation	1,235	1,092	3,463	3,390
Write-off of deferred loan fees and loss on interest rate swap termination	713	—	5,010	266
Income tax effect of above items	(2,065)	(2,002)	(7,285)	(5,458)
Non-GAAP net income	12,810	7,378	37,210	17,526

Other interest expense, net	9	2,378	2,235	9,335
Add back income tax effect of items within Non-GAAP net income shown above	2,065	2,002	7,285	5,458
Provision for income taxes	7,023	5,312	19,113	8,914
Depreciation expense	4,088	3,963	12,416	10,737
Adjusted EBITDA	$25,995	$21,033	$78,259	$51,970

Non-GAAP earnings per share:
Basic	$0.45	$0.31	$1.37	$0.78
Diluted	$0.44	$0.30	$1.35	$0.77

Weighted average shares outstanding:
Basic	28,400	23,828	26,896	22,101
Diluted	28,666	24,308	27,274	22,557

Reconciliation of Diluted GAAP Earnings per Share to Diluted Non-GAAP Earnings per Share

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

GAAP earnings per share - diluted	$0.34	$0.22	$0.98	$0.46
Amortization of intangibles	0.10	0.12	0.33	0.39
Share-based compensation	0.04	0.04	0.13	0.15
Write-off of deferred loan fees and loss on interest rate swap termination	0.03	—	0.18	0.01
Income tax effect of above items	(0.07)	(0.08)	(0.27)	(0.24)
Non-GAAP earnings per share - diluted	$0.44	$0.30	$1.35	$0.77

DG

Condensed Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2010	2009
	(unaudited)
Cash	$91,677	$33,870
Accounts receivable, net	48,592	51,309
Property and equipment, net	40,807	41,520
Goodwill	214,777	214,777
Deferred income taxes	15,265	28,066
Intangibles, net	93,330	102,411
Other	4,588	6,339
Total assets	$509,036	$478,292

Accounts payable and accrued liabilities	$16,095	$21,878
Deferred revenue	1,657	2,206
Debt	—	102,462
Other	2,586	4,580
Total liabilities	20,338	131,126
Total stockholders’ equity	488,698	347,166
Total liabilities and stockholders’ equity	$509,036	$478,292